                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14(a)-11(c) orss.240.14a-12

                           PATTERSON-UTI ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total Fee Paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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
                                     [LOGO]







April 26, 2002


Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.'s annual stockholders' meeting. The annual meeting will be held Thursday, May 30, 2002, at 10:00 a.m., local time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060.

At the annual meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support.

Sincerely,

/s/ MARK S. SIEGEL                                   /s/ CLOYCE A. TALBOTT

Mark S. Siegel                                       Cloyce A. Talbott
Chairman of the Board                                Chief Executive Officer




  ----------------------------------------------------------------------------
    This proxy statement and the accompanying proxy card are being mailed to Patterson-UTI Energy, Inc. stockholders beginning on or about April 26, 2002

                           PATTERSON-UTI ENERGY, INC.
                                 P. O. Box 1416
                               Snyder, Texas 79550

--------------------------------------------------------------------------------

                          NOTICE OF 2002 ANNUAL MEETING

--------------------------------------------------------------------------------


         The 2002 annual meeting of the stockholders of Patterson-UTI Energy, Inc. ("Patterson-UTI"), a Delaware corporation, will be held Thursday, May 30, 2002, at 10:00 a.m., local time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060 (the "Meeting"). At the Meeting, the stockholders will be asked to:

         o elect the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

         o approve an amendment to Patterson-UTI's Amended and Restated 1997 Long-Term Incentive Plan increasing the number of shares available for issuance under the plan;

         o ratify the selection of PricewaterhouseCoopers LLP as independent accountants of Patterson-UTI for the fiscal year ending December 31, 2002; and

         o take action upon any other matters which may properly come before the Meeting.

         Stockholders of record at the close of business on April 24, 2002, are entitled to vote at the Meeting and any adjournment thereof.

         It is important that your shares be represented at the Meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage paid envelope or vote by following the Internet or telephone instructions included on the proxy card.

                                      By order of the Board of Directors

                                      /s/ JONATHAN D. NELSON

                                      Jonathan D. Nelson
                                      Vice President, Chief Financial Officer,
                                      Secretary and Treasurer


April 26, 2002

                           PATTERSON-UTI ENERGY, INC.
                                 P. O. Box 1416
                               Snyder, Texas 79550

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 30, 2002

         The Board of Directors of Patterson-UTI Energy, Inc. ("Patterson-UTI"), a Delaware corporation, prepared this proxy statement for the purpose of soliciting proxies for Patterson-UTI's 2002 annual meeting of stockholders (the "Meeting") to be held Thursday, May 30, 2002, at 10:00 a.m., local time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to stockholders on or about April 26, 2002. The Board of Directors is making this solicitation by mail, and Patterson-UTI will pay all the costs associated with this solicitation.

         Properly submitted proxies received either by mail, Internet, telephone or in person, in time for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

         o "FOR" the election of all of the nominees to the Board of Directors;

         o "FOR" the approval of the amendment to Patterson-UTI's Amended and Restated 1997 Long-Term Incentive Plan increasing the number of shares authorized for issuance under the plan;

         o "FOR" the ratification of PricewaterhouseCoopers LLP as independent accountants of Patterson-UTI for the fiscal year ending December 31, 2002; and

         o "FOR" or "AGAINST" any other proposals which may be submitted at the Meeting at the discretion of the persons named in the proxy.

         You may revoke your proxy at any time before the proxy is voted by either:

         o submitting a new proxy with a later date, including a proxy submitted by the Internet or by telephone;

         o notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

         o     attending the Meeting and voting in person.

                      SHARES OUTSTANDING AND VOTING RIGHTS

         Only stockholders of record of Patterson-UTI's common stock $.01 par value, at the close of business on April 24, 2002 are entitled to notice of and to vote at the Meeting or any adjournment thereof. At the close of business on April 24, 2002, there were 78,463,178 shares of common stock issued and outstanding. Holders of record of common stock on April 24, 2002 will be entitled to one vote per share on all matters to come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 4510 Lamesa Highway, Snyder, Texas 79549, from May 15, 2002 through May 28, 2002 and at the Meeting for inspection by any stockholder for any purpose regarding the Meeting.

         A quorum is necessary to transact business at the Meeting. A majority of the shares of common stock outstanding on April 24, 2002 will constitute a quorum. The shares held by each stockholder who signs and returns the enclosed form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Patterson-UTI's bylaws provide that the number of members of the Board of Directors of Patterson-UTI shall be fixed either by amendment to the bylaws or by resolution of the Board of Directors. Pursuant to Board resolution, the size of the Board has been reduced from eleven members to nine. Spencer D. Armour III and Vaughn E. Drum, both current members of the Board will not stand for election at the Meeting. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Patterson-UTI's bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors.

         The enclosed form of proxy provides a means for you to either:

         o vote "FOR" the election of the nominees to the Board of Directors listed below,

         o     withhold authority to vote for one or more of the nominees, or

         o     withhold authority to vote for all of the nominees.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES, EACH OF WHOM CURRENTLY SERVES AS A DIRECTOR OF PATTERSON-UTI. Unless you give contrary instructions in your proxy, your proxy will be voted "FOR" the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. However, the Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

         Four of the nominees were elected to Patterson-UTI's Board of Directors on May 8, 2001 as a part of the merger on that date of UTI Energy Corp. ("UTI") into Patterson-UTI (formerly "Patterson Energy, Inc."). These nominees are Mark
S. Siegel, Kenneth N. Berns, Curtis W. Huff and Nadine C. Smith. There are no arrangements or understandings between any person and any of these four directors or any of the other directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI, other than between Messrs. Talbott and Patterson, who are brothers-in-law.

         Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years of each of the current directors and the nine nominees for election to the Board of Directors.


          NAME           AGE             POSITION
          ----           ---             --------
Mark S. Siegel*           51     Chairman of the Board and Director
Cloyce A. Talbott*        66     Chief Executive Officer and Director
A. Glenn Patterson*       55     President, Chief Operating Officer and Director
Spencer D. Armour III     48     Vice President Corporate Sales, Contract
                                 Drilling and Fluids Divisions and Director
Kenneth N. Berns*         42     Director
Stephen J. DeGroat*       53     Director
Vaughn E. Drum            56     Director
Robert C. Gist*           61     Director
Curtis W. Huff*           44     Director
Kenneth R. Peak*          56     Director
Nadine C. Smith*          44     Director

*Nominees for election to the Board of Directors.

         Mark S. Siegel - Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 8, 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 8, 2001. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated ("REMY Investors") since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc. and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel is also Chairman of the Board and a director of Variflex Inc. and serves as a director of Discovery Laboratories, Inc. Mr. Siegel holds a Bachelor of Arts from Colgate University and a J.D. from Boalt Hall School of Law.

         Cloyce A. Talbott - Mr. Talbott has served as a director of Patterson-UTI since its incorporation in 1978 and as its Chief Executive Officer since 1983. Mr. Talbott co-founded Patterson-UTI, served as Vice President from 1978 to 1983, and served as Chairman of the Board from 1983 to May 8, 2001. Mr. Talbott received a Bachelor of Science degree in Petroleum Engineering in 1958 from Texas Tech University, Lubbock, Texas.

         A. Glenn Patterson - Mr. Patterson has served as a director of Patterson-UTI since its incorporation in 1978. Mr. Patterson co-founded Patterson-UTI and has served as its President since 1978 and also as Chief Operating Officer since 1983. Mr. Patterson received his Bachelor of Science degree in Business in 1970 from Angelo State University, San Angelo, Texas.

         Spencer D. Armour III - Mr. Armour has served as a director of Patterson-UTI since July 1999 and as Vice President of Corporate Sales of Patterson-UTI's contract drilling and fluids divisions since January 2002. Mr. Armour founded Lone Star Mud, Inc. in 1986 and served as its President until its acquisition by Patterson-UTI in January 1998. Mr. Armour served as the President of Patterson-UTI's fluids division from January 1998 to January 2002. Mr. Armour received a Bachelor of Science degree in Economics from the University of Houston in 1977. Mr. Armour has 20 years experience in the oilfield service business.

         Kenneth N. Berns - Mr. Berns has served as a director of Patterson-UTI since May 8, 2001 and served as a director of UTI from 1995 to May 8, 2001. Mr. Berns has been an executive with REMY Investors since 1994. Prior to that time, Mr. Berns was an executive at a real estate development company and at an investment banking firm, and a senior manager in the financial advisory services practice area of a national accounting firm. Mr. Berns is also a director of Variflex Inc. Mr. Berns is a Certified Public Accountant and holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

         Stephen J. DeGroat - Mr. DeGroat has served as a director of Patterson-UTI since November 6, 2000. Mr. DeGroat has served as Chairman of Jesup & Lamont, a privately held brokerage and investment banking firm based in New York City since the merger in early 2002 of Broadmark Asset Management, a registered investment advisor, into Jesup & Lamont. Prior to the merger with Jesup & Lamont and for a period of more than five years, Mr. DeGroat served in various capacities with Broadmark Asset Management, including President, Chief Executive Officer and as a member of the management committee. Mr. DeGroat began his career with Drexel Burnham Lambert in sales and, prior to forming Broadmark Capital Corporation, Mr. DeGroat was a Principal and Manager of the New York office of Gilford Securities, a regional investment bank. Throughout his career in finance, Mr. DeGroat has managed public underwritings, private equity placements, and merger and acquisition transactions. Mr. DeGroat is a graduate of Fordham University where he received a Bachelor of Arts in Economics.

         Vaughn E. Drum - Mr. Drum has served as a director of Patterson-UTI since May 8, 2001 and served as President, Chief Executive Officer and as a director of UTI from 1986 to May 8, 2001. From 1980 through November 1986, Mr. Drum served in various capacities for UGI Development Company, a subsidiary of UGI Corporation. Mr. Drum holds a Bachelor of Science in Petroleum Engineering from Marietta College.

         Robert C. Gist - Mr. Gist has served as a director of Patterson-UTI since 1985. He was general legal counsel and advisor to Patterson-UTI from 1987 to May 8, 2001. Mr. Gist received a Bachelor of Science degree in Economics in 1962 and a law degree in 1965 from Southern Methodist University. He has been self-employed as an attorney for more than five years and has over 20 years experience in the oil and gas industry.

         Curtis W. Huff - Mr. Huff has served as a director of Patterson-UTI since May 8, 2001 and served as a director of UTI from 1997 to May 8, 2001. Mr. Huff is the President and Chief Executive Officer of Grant Prideco, Inc., a manufacturer of engineered oilfield tubular products, and has served in that capacity since February 2001. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., a global oilfield service company. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Prior to that time, Mr. Huff was a partner with the law firm of Fulbright & Jaworski L.L.P., and held that position for more than five years.

         Kenneth R. Peak - Mr. Peak has served as a director of Patterson-UTI since November 6, 2000. Mr. Peak is Chairman, President, Chief Executive Officer and Chief Financial Officer of Contango Oil & Gas Company. Contango explores for and acquires oil and gas properties primarily in the onshore Gulf Coast and offshore Gulf of Mexico regions. Prior to becoming President of Contango in 1999, Mr. Peak was the President of Peak Enernomics, Incorporated, a company formed in 1990 and engaged in consulting activities to the oil and gas industry. His energy career began in 1973 as a commercial banker in First Chicago's energy group. In 1980, Mr. Peak became Treasurer of Tosco Corporation, and in 1982 he became Chief Financial Officer of Texas International Company. His tenure at Texas International Company included serving as President of TIPCO, the domestic operating subsidiary of Texas International's oil and gas operations. Mr. Peak received a Bachelor of Science in physics from Ohio University and a Masters of Business Administration from Columbia University. He currently serves as a director of NL Industries, Inc. and Cellxion, Inc.

         Nadine C. Smith - Ms. Smith has served as a director of Patterson-UTI since May 8, 2001 and served as a director of UTI from 1995 to May 8, 2001. Ms. Smith is a private investor and business consultant. From August 2000 to December 2001, Ms. Smith was President of Final Arrangements, LLC and CEO of Arrange OnLine.com internet service providers. From April 2000 to August 2000, Ms. Smith served as the President of Aegis Asset Management, Inc. Prior to April 2000, Ms. Smith was President and Chief Executive Officer of Enidan Capital Corp., an investment company that makes equity investments in public and privately held companies. Previously, Ms. Smith was an investment banker and principal with NC Smith & Co. and The First Boston Corporation and a management consultant with McKinsey & Co. Ms. Smith is a director of American Retirement Corporation and American Southwest Holdings. Ms. Smith earned a bachelors degree in economics from Smith College and a masters degree in business from Yale University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors met five times during the year ended December 31, 2001. Each director attended, in person or by telephone, at least 75% of all meetings held by the Board for which such director was eligible and all meetings of each committee for which such director was eligible.

         The Board of Directors has an executive committee, an audit committee and a compensation committee. The Board does not have a nominating or other similar committee.

         The executive committee, which currently is composed of Messrs. Siegel, Talbott, Patterson and Berns, has the authority to act for the Board in all matters arising between regular or special meetings of the Board of Directors. The executive committee met informally on numerous occasions during the year ended December 31, 2001.

         The audit committee, which currently is composed of Messrs. Peak and Gist, and Ms. Smith, selects, subject to Board of Directors approval, the independent accountants to audit Patterson-UTI's books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the audit committee, a copy of which is attached to this proxy statement as Annex A. The audit committee met four times during the year ended December 31, 2001. All members of the audit committee are independent as that term is defined by the National Association of Securities Dealers' listing standards.

         The compensation committee, which currently is composed of Messrs. Huff and DeGroat, and Ms. Smith, administers the employee stock option plan and similar plans of Patterson-UTI and determines the annual compensation of the executive officers and directors of Patterson-UTI. The compensation committee met twice during the year ended December 31, 2001.

COMPENSATION OF DIRECTORS

         Directors who are also employees of Patterson-UTI do not receive any additional compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors meetings and committee meetings.

         Effective May 8, 2001, the compensation committee increased the compensation that each non-employee director receives for serving on the Board of Directors and the various committees to $24,000 annually. Previously, each non-employee director received $12,000 annually as compensation as a director and committee member.

         Patterson-UTI maintains a Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan:

         o each non-employee director receives options to purchase 15,000 shares upon becoming a director of Patterson-UTI, and options to purchase 7,500 shares are automatically granted on the last business day of each subsequent year in which such director serves on the Board of Patterson-UTI;

         o the exercise price of the options is the fair market value of Patterson-UTI's common stock on the date of the grant;

         o     all options vest on the first anniversary of the option grant;
               and

         o     all options expire five years from the date of grant.

         On July 24, 2001, the compensation committee granted to each of Messrs. Peak and DeGroat an option to purchase 12,000 shares of Patterson-UTI's common stock. These options vested on November 6, 2001 and expire on November 5, 2005. The exercise price of each of the options was $28.625 which was in excess of the fair market value of Patterson-UTI's common stock on the date of grant. These options were granted separately from the Director Plan.

                                 PROPOSAL NO. 2

                   AMENDMENT TO 1997 LONG-TERM INCENTIVE PLAN

         At the Meeting, the stockholders of Patterson-UTI will be asked to vote on a proposal to approve an amendment to Patterson-UTI's Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan") to increase the number of shares of common stock authorized for issuance under the 1997 Plan. Approval of such amendment requires the affirmative vote of the holders of a majority of the shares of common stock that are present in person or by proxy and entitled to vote at the Meeting. The amendment to the 1997 Plan increases the aggregate number of shares of common stock available for grant under the 1997 Plan from 3,800,000 to 6,000,000.

         The 1997 Plan was initially approved by the stockholders of UTI in August 1997 and was assumed by Patterson-UTI as a part of its merger with UTI on May 8, 2001. Options outstanding under the 1997 Plan at the time of the merger became options to acquire Patterson-UTI common stock.

REASONS FOR THE AMENDMENT TO THE 1997 PLAN

         The Board of Directors believes that the ability to grant stock-based compensation to its employees is crucial to its continuing ability to attract and retain qualified employees. Historically, the Board of Directors has relied on stock option incentives as part of its compensation philosophy and structure to recruit and retain certain key employees.

         The Board of Directors believes that the 1997 Plan advances the best interests of Patterson-UTI and its stockholders by attracting, retaining and motivating key employees. The 1997 Plan provides for the grant of awards to certain key employees including executive officers and employee directors, thereby increasing the personal stake of such key employees in the continued success and growth of Patterson-UTI. At present, there are approximately 130 key employees eligible for grants under the 1997 Plan.

         As of April 24, 2002, only 134,368 shares of common stock remained available for grant under the 1997 Plan. The Board of Directors has determined that an increase in the number of shares available for grant under the 1997 Plan is necessary in order to continue to provide an adequate level of performance-based incentives to Patterson-UTI's executive management and other key employees and to continue the Board of Directors' ongoing philosophy of utilizing stock-based awards as part of Patterson-UTI's overall compensation structure. Therefore, the Board of Directors has approved an amendment to the 1997 Plan to increase the number of shares available for grant under the 1997 Plan by 2,200,000.

MATERIAL FEATURES OF THE 1997 PLAN

         The material features of the 1997 Plan are as follows:

         o It is administered by the compensation committee of the Board of Directors.

         o All employees, including officers and employee directors, are eligible for awards.

         o Although in addition to non-qualified stock options, the plan allows for awards of Incentive Stock Options ("ISOs"), tandem and independent stock appreciation rights, restricted stock and performance awards, no such awards have been granted.

         o The vesting schedule is set by the compensation committee, however, typically 20% of the options vest after one year and the remaining 80% vest in equal monthly installments over the next four years.

         o     Options typically have a term of 10 years.

         o Unless otherwise stated in the grant thereof, options will vest upon a change in control as that term is defined in the 1997 Plan. Options granted to non-executive employees typically do not vest upon a change in control.

         o All options granted under the plan are granted with an exercise price equal to or greater than the fair market value of Patterson-UTI's common stock at the time the option is granted.

         o The Board of Directors, at any time, may amend the terms of the 1997 Plan, subject to the stockholder approval requirements of the National Association of Securities Dealers listing requirements.



FEDERAL INCOME TAX CONSEQUENCES UPON ISSUANCE AND EXERCISE OF OPTIONS

         Neither Patterson-UTI nor the optionee will recognize taxable income or deduction for federal income tax purposes upon the award of a stock option.

         The exercise of a non-ISO results in immediately taxable income to the optionee under the Internal Revenue Code in an amount equal to the difference between the option price and the market price on the date of exercise. For employee optionees, this same amount is deductible by Patterson-UTI as compensation.

         The exercise of an ISO results in no tax consequences to Patterson-UTI. Although the difference between the option price and the market price on the date of exercise is not taxable to the optionee upon exercise, it is a "tax preference item," which, under certain circumstances, may give rise to an alternative minimum tax liability on the part of the optionee.

         The sale by an employee, within one year, of stock acquired by the exercise of an ISO will be deductible by Patterson-UTI as compensation in an amount equal to the difference between the option price and the lesser of the market price on the date of exercise or the net proceeds of the sale. The sale of stock acquired through the exercise of an ISO held for more than one year after exercise does not result in a deduction for Patterson-UTI.

SUMMARY INFORMATION PERTAINING TO ALL STOCK OPTION AND RELATED PLANS OF PATTERSON-UTI

         The following information is being provided to present a current status of all Patterson-UTI's stock option plans and options granted thereunder as of April 24, 2002 and December 31, 2001. For a more detailed description of the stock option plans, see Note 10 of Patterson-UTI's audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2001.



                                                                          April 24, 2002      December 31, 2001
                                                                          --------------      -----------------
Number of shares issuable upon exercise of outstanding
options(1) ......................................................             5,793,342             6,596,292

Weighted-average exercise price of outstanding options ..........           $     11.29           $     10.40

Number of shares remaining available for future issuances
under stock option
plans(2) ........................................................               635,868               692,001

Weighted average remaining contracted life of outstanding
options (years) .................................................                  6.46                  6.35

----------

(1) There have been no restricted stock awards, stock appreciation rights or performance awards granted. There are no other stock options, warrants, or convertible securities outstanding other than 452,000 warrants issued in connection with acquisitions completed during 2000 and 2001.

(2) Includes 360,000 options issuable under the Non-Employee Director Plan, 134,368 options issuable under the 1997 Plan, and 141,500 options issuable under the 2001 Plan at April 24, 2002.

ADDITIONAL INFORMATION REGARDING THE 1997 PLAN

         As of April 17, 2002, the closing price of Patterson-UTI's common stock on the NASDAQ National Market was $31.55 per share. Patterson-UTI receives no additional consideration for granting the options under the 1997 Plan. Patterson-UTI has not determined the number of options under the 1997 Plan that will be granted in the future to eligible directors and nominees, executive officers, officers as a group, or non-officer employees as a group as that determination is subject to the discretion of the compensation committee of the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1997 PLAN. Approval of the amendment requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Meeting. If you do not vote against or abstain from voting on the amendment to the 1997 Plan, your proxy will be voted "FOR" approval of the amendment to the 1997 Plan. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote "AGAINST" the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

                               EXECUTIVE OFFICERS

         Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each of the executive officers of Patterson-UTI who is not also a current director.


          NAME          AGE                      POSITION
          ----          ---                      --------
Jonathan D. Nelson       33      Vice President, Chief Financial Officer, Secretary and
                                 Treasurer
John E. Vollmer III      46      Senior Vice President - Corporate Development


         Jonathan D. Nelson - Mr. Nelson has served as Vice President, Chief Financial Officer, Secretary and Treasurer of Patterson-UTI since July 1999. Mr. Nelson served as Controller of Patterson-UTI from May 1996 until July 1999. Prior to his employment with Patterson-UTI, Mr. Nelson was a Senior Associate in public accounting, of which approximately four years were spent with PricewaterhouseCoopers LLP. Mr. Nelson received a Bachelor of Science degree in Accounting in 1991 from Texas Tech University, Lubbock, Texas.

         John E. Vollmer III - Mr. Vollmer has served as Senior Vice President-Corporate Development since May 8, 2001. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 8, 2001. Mr. Vollmer was a financial consultant from October 1997 until joining UTI in 1998. From 1992 until October 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President-Finance and Chief Financial Officer of Blockbuster Entertainment's Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning compensation for 2001, 2000 and 1999 earned by or paid to the executive officers of Patterson-UTI listed below:

         o     Patterson-UTI's Chief Executive Officer; and

         o Patterson-UTI's four most highly compensated other executive officers whose total annual salary and bonus exceeded $100,000 in 2001.


                                                   Annual Compensation
                                        -----------------------------------------
                                                                                    Securities
                                                                   Other Annual     Underlying         All Other
                                                   Compensation   Compensation(1)     Options     Compensation(4)
Name and Principal Position     Year    Salary ($)   Bonus ($)        ($)           Granted(#)          ($)
---------------------------     ----    ---------- ------------   ---------------   ----------    ---------------
Mark S. Siegel(2)               2001     160,577      300,000          --            250,000              --
Chairman of the Board           2000     121,254           --          --                 --              --
                                1999     100,000           --          --            180,000              --

Cloyce A. Talbott(3)            2001     317,500      375,000          --            250,000           5,250
Chief Executive Officer         2000     290,900       75,000          --                 --           5,250
                                1999     247,265           --          --            100,000              --

A. Glenn Patterson              2001     317,500      375,000          --            250,000           5,250
President and Chief             2000     290,900       75,000          --                 --           5,250
Operating Officer               1999     247,265           --          --            135,000              --

Jonathan D. Nelson              2001     157,833      150,000          --            125,000           5,250
Vice President,                 2000     125,000       35,000          --                 --           5,100
Chief Financial Officer,        1999      99,170           --          --             60,000              --
Secretary and Treasurer

John E. Vollmer III(2)          2001     204,558      150,000          --            125,000           1,574
Senior Vice President -         2000     180,077       35,000          --                 --           3,762
Corporate Development           1999     150,000       25,000          --            200,000           2,140

----------

(1) The aggregate amounts of perquisites and other personal benefits, securities or property received by each of the executive officers does not exceed either $50,000 or ten percent of that executive officer's combined annual salary and bonus during the applicable year.

(2) These individuals were previously employed by UTI, which merged with and into Patterson-UTI on May 8, 2001. Prior to the merger, Mr. Siegel served as the Chairman of the Board of UTI, and Mr. Vollmer served as Senior Vice-President, Chief Financial Officer, Secretary and Treasurer of UTI. Mr. Siegel assumed the position of Chairman of the Board of Patterson-UTI and Mr. Vollmer was named Senior Vice President - Corporate Development upon the effective date of the merger. Amounts presented herein include compensation received from UTI prior to the merger.

(3) Mr. Talbott resigned from the position of Chairman of the Board of Patterson-UTI on May 8, 2001.

(4) Amounts set forth for 2001, 2000 and 1999 reflect Patterson-UTI's contributions or other allocations to defined contribution plans.

         The following table sets forth information regarding grants of stock options to the executive officers listed in the Summary Compensation Table during 2001:

                     OPTIONS GRANTED DURING FISCAL YEAR 2001


                                                                                           Potential Realizable Value at
                          Number of        % of Total        Exercise                        Assumed Annual Rates of
                         Securities         Options            Or                          Stock Price Appreciation for
                         Underlying        Granted to         Base                                 Option Term
                          Options         Employees in        Price          Expiration    -----------------------------
     Name                 Granted         Fiscal Year         ($/Sh)            Date         5%($)              10% ($)
     ----                ----------       ------------      ----------       ----------    ----------         ----------
Mark S. Siegel           250,000(1)          11.89%         $    15.85         7/19/11     $2,491,995         $6,315,205

Cloyce A. Talbott        250,000(1)          11.89%         $    15.85         7/19/11     $2,491,995         $6,315,205

A. Glenn Patterson       250,000(1)          11.89%         $    15.85         7/19/11     $2,491,995         $6,315,205

Jonathan D. Nelson       125,000(1)           5.94%         $    15.85         7/19/11     $1,245,997         $3,157,602

John E. Vollmer III       20,000(2)           0.94%         $    15.85         7/19/11     $  199,360         $  505,216
                         105,000(3)           5.00%         $    16.12        10/22/11     $1,013,778         $2,569,113

----------

(1) These options were granted pursuant to the terms and conditions of the 1997 Plan. These options vest over a five (5) year period as follows: 20% on July 20, 2002, and then in equal monthly installments through July 20, 2006.

(2) These options were granted pursuant to the terms and conditions of the 1997 Plan. These options are fully vested.

(3) These options were granted pursuant to the terms and conditions of the 1997 Plan. These options vest over a five (5) year period as follows: 20% on October 23, 2002, and then in equal monthly installments through October 23, 2006.

         The following table sets forth information concerning stock options exercised in 2001 and stock options unexercised at December 31, 2001 for the executive officers listed in the Summary Compensation Table:

                       AGGREGATED OPTION EXERCISES IN 2001
                      AND VALUE TABLE AT DECEMBER 31, 2001


                                                        Number of Unexercised              Value of Unexercised
                         Shares                               Options at                   In-the-Money Options
                        Acquired                        December 31, 2001(2)             at December 31, 2001(3)
                           on             Value      ---------------------------      ------------------------------
       Name             Exercise       Realized (1)  Exercisable   Unexercisable      Exercisable      Unexercisable
       ----            ---------       -----------   -----------   -------------      -----------      -------------
Mark S. Siegel              --         $        --    1,280,000       250,000         $25,308,766       $ 2,157,500

Cloyce A. Talbott       60,000         $ 1,735,428      100,000       250,000         $ 1,460,500       $ 2,157,500

A. Glenn Patterson     174,240         $ 4,903,992      175,000       250,000         $ 1,815,250       $ 2,157,500

Jonathan D. Nelson      26,405         $   744,982       43,595       125,000         $   532,705       $ 1,078,750

John E. Vollmer III         --         $        --      348,400       105,000         $ 6,596,313       $   863,000

----------

(1) Calculated by subtracting actual option price from market price at respective dates of exercise and multiplying the difference by the number of shares in each category.

(2) The total number of unexercised options held as of December 31, 2001, separated between those options that were exercisable and those options that were not exercisable.

(3) Calculated by subtracting the actual option exercise price from the market price at December 28, 2001 ($24.48 per share) and multiplying the difference by the number of shares in each category.


             EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         Messrs. Siegel, Berns and Vollmer have employment arrangements which entitle them to one year's salary upon termination of employment with Patterson-UTI.

         All unvested stock options granted to executive officers under the 1997 Plan vest upon a change in control as defined in the plan.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Curtis W. Huff, Stephen J. DeGroat and Nadine C. Smith serve as the members of the compensation committee. Messrs. Huff and DeGroat, and Ms. Smith have not served as officers or employees of Patterson-UTI or any of its subsidiaries.

         Prior to May 8, 2001, Robert C. Gist, Stephen J. DeGroat, Kenneth R. Peak and Vincent A. Rossi, Jr. served as members of the compensation committee. Except in his capacity as a manager of a subsidiary limited liability company of Patterson-UTI for which he receives no compensation, Mr. Gist has not served as an officer of Patterson-UTI or any of its subsidiaries, but was paid a monthly retainer for legal and consulting services of $1,000 from 1993 until May 8, 2001. Patterson-UTI also paid premiums for Mr. Gist's family health insurance coverage during the same period. Messrs. DeGroat, Peak and Rossi have not served as officers or employees of Patterson-UTI or any of its subsidiaries. Mr. Rossi ceased being a director of Patterson-UTI upon its merger with UTI.

                              CERTAIN TRANSACTIONS

         In connection with the acquisition by REMY Capital Partners III, L.P. ("REMY Capital") of an ownership interest in UTI in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor in interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its best efforts to register shares held by REMY Capital under the Securities Act. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI shall bear. In the event that REMY Capital elected to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the common stock that it acquired.

         Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and employee of Patterson-UTI, is an employee of REMY Investors.

         As a part of the merger of Patterson-UTI and UTI, UTI's Board of Directors agreed to reimburse REMY Capital for all filing fees and related charges incurred by it in conjunction with its Hart Scott Rodino filing with the Federal Trade Commission and the United States Justice Department which was required by law and without which the merger could not be completed. As successor in interest to UTI, Patterson-UTI reimbursed REMY Capital for $125,000 in Hart Scott Rodino filing fees and related charges.

         During 2001, Patterson-UTI paid approximately $387,000 to an entity owned by Thomas M. Patterson, a son of A. Glenn Patterson, the President and Chief Operating Officer of Patterson-UTI for certain equipment and metal fabrication services. He continues to be a vendor to Patterson-UTI in 2002.

         Through October of 2001, Patterson-UTI leased a 1981 Beech King-Air 90 airplane owned by a company affiliated with Patterson-UTI's Chief Executive Officer and President/Chief Operating Officer. Under the terms of the lease, Patterson-UTI paid a monthly rental of $9,200 and its proportionate share of the costs of fuel, insurance, taxes and maintenance of the aircraft. Patterson-UTI paid approximately $212,583, $193,769 and $222,583 for the lease of the airplane during 2001, 2000 and 1999, respectively. The airplane lease was terminated in October 2001 when Patterson-UTI purchased its own airplane. Patterson-UTI maintains a policy whereby Patterson-UTI is reimbursed for any personal use of the airplane.

         Certain of Patterson-UTI's affiliated persons have participated, either individually or through entities they control, in oil and gas prospects or properties in which Patterson-UTI has an interest. Affiliated persons are directors, executive officers and key employees of Patterson-UTI and their family members. These participations, which have been on a working interest basis, have been in prospects or properties originated or acquired by Patterson-UTI. At December 31, 2001, affiliated persons were working interest owners in 132 of the 167 wells then being operated by Patterson-UTI. Sales of working interests are made to reduce Patterson-UTI's economic risk in the properties.

         The following table sets forth production revenues received and joint production costs paid by each of the affiliated persons during 2001 for all wells operated by Patterson-UTI in which they have working interests. These numbers do not necessarily represent their profits or losses from these interests because the joint production costs do not include the parties' related drilling and leasehold acquisition costs incurred prior to January 1, 2001.


                                                                            YEAR ENDED DECEMBER 31,
                                                                                      2001
                                                                          -----------------------------
                                                                          PRODUCTION           JOINT
                                                                           REVENUES           INTEREST
    NAME                                                                  RECEIVED(1)        BILLINGS(2)
    ----                                                                  -----------        -----------
Cloyce A. Talbott ...............................................         $  198,087         $  615,425
Anita Talbott(3) ................................................            152,021             89,992
Jana Talbott, Executrix to the Estate of Steve Talbott(3) .......             21,381              6,733
Stan Talbott(3) .................................................             35,040             29,772
Lisa Beck and Stacy Talbott(3) ..................................            621,455            234,040
SSI Oil & Gas, Inc.(4) ..........................................            402,693            311,769
IDC Enterprises, Ltd.(5) ........................................          6,330,781          2,728,884
SSSL, Ltd.(6)(9) ................................................                 --            554,516
T & H Exploration(7) ............................................            327,234             69,463
                                                                          ----------         ----------
         Subtotal ...............................................          8,088,692          4,640,594
                                                                          ----------         ----------
A. Glenn Patterson ..............................................            113,643            590,126
Glenn Patterson Family Limited Partnership(8)(9) ................                 --            554,510
Robert Patterson(8) .............................................             32,716             16,974
Thomas M. Patterson(8) ..........................................             32,716             16,974
                                                                          ----------         ----------
         Subtotal ...............................................            179,075          1,178,584
                                                                          ----------         ----------
Jonathan D. Nelson ..............................................              2,582             51,649
                                                                          ----------         ----------
         Total ..................................................         $8,270,349         $5,819,178
                                                                          ==========         ==========

----------

(1) Revenues received for production of oil and natural gas, net of state severance taxes.

(2) Includes leasehold costs, tangible equipment costs, intangible drilling costs and lease operating expense billed during that period. All joint interest billings have been paid on a timely basis.

(3) Anita Talbott is the wife of Cloyce A. Talbott. Stan Talbott, Lisa Beck and Stacy Talbott are Mr. Talbott's adult children. Steve Talbott is the deceased son of Mr. Talbott.

(4) SSI Oil & Gas, Inc. is beneficially owned 50% by Cloyce A. Talbott and directly owned 50% by A. Glenn Patterson.

(5) IDC Enterprises, Ltd. is 50% owned by Cloyce A. Talbott and 50% owned by A. Glenn Patterson.

(6) SSSL, Ltd. is a limited partnership whereby Cloyce A. Talbott is the general partner.

(7) T & H Exploration is a company owned in part by Jana Talbott, Executrix to the Estate of Steve Talbott.

(8) Robert and Thomas M. Patterson are A. Glenn Patterson's adult children. The Glenn Patterson Family Limited Partnership is a partnership in which each of Mr. Patterson's children shares equally and Mr. Patterson is the manager.

(9)  Revenues included in IDC Enterprises, Ltd. revenues.

                          COMPENSATION COMMITTEE REPORT

         The compensation committee sets and administers the policies that govern the annual compensation and long-term compensation of executive officers and directors of Patterson-UTI. The compensation committee consists of Messrs. Huff and DeGroat, and Ms. Smith, none of whom are employees of Patterson-UTI. The compensation committee makes all decisions concerning compensation of executive officers, determines the total amount of bonuses to be paid annually and grants all awards of stock options under Patterson-UTI's incentive stock option plans.

         The compensation committee's policy is to offer executive officers competitive compensation packages that will permit Patterson-UTI to attract and retain highly qualified individuals and to motivate and reward such individuals on the basis of Patterson-UTI's performance. At present, Patterson-UTI's executive compensation package consists of base salary, cash bonus awards and long-term incentive opportunities in the form of stock options and a 401(k) plan. Executive salaries are reviewed by the compensation committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual's performance, Patterson-UTI's performance and a comparison to salary ranges for executives of other companies in the oil and natural gas industry with characteristics similar to those of Patterson-UTI. This allows the compensation committee to set salaries in a manner that is both competitive and reasonable within Patterson-UTI's industry.

         Cash performance bonuses may be awarded on an annual basis by the compensation committee. The use of a specific formula to evaluate management performance is not employed because it is difficult to define an appropriate formula and it restricts the flexibility of the compensation committee. The compensation committee considers the achievements of Patterson-UTI, specifically including earnings for the year and return on stockholders' equity in determining appropriate levels for bonus awards.

         The compensation of the Chief Executive Officer of Patterson-UTI is determined in the same manner as the compensation for other executive officers as described above. As a result, the compensation of the Chief Executive Officer is largely dependent upon the overall performance of Patterson-UTI as well as a comparison to compensation being paid by other comparable peer companies to their chief executive officers. Mr. Talbott's base annual salary was increased to $350,000 in July 2001. The salary increase is responsive to the greater responsibilities of Mr. Talbott resulting from the doubling in size of Patterson-UTI through its merger with UTI in May 2001. Mr. Talbott was also paid a $375,000 bonus for 2001 in recognition of his efforts in connection with the merger and as compensation for Patterson-UTI's outstanding performance in 2001.

         In January 2002, along with other management and operational employees, Mr. Talbott's salary was reduced 10% to $315,000 as a part of Patterson-UTI's efforts to reduce its overall costs in response to the weakened industry conditions.

         It is the general policy of Patterson-UTI to review stock-based compensation on an annual basis. Awards of stock-based compensation reflect the Board's and compensation committee's desire to provide Patterson-UTI's employees who have substantial responsibility for Patterson-UTI's management and growth with additional incentives by increasing their proprietary interest in the success of Patterson-UTI. The decision whether to grant stock options to any particular employee is based upon a variety of factors, including position, performance, current share and stock option ownership and the need to insure the continued employment of the employee with Patterson-UTI. Grants of options to purchase 2,103,500 shares of common stock were made to Patterson-UTI's employees during 2001.

         Section 162(m) of the Code imposes a limitation on deductions that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. Under Section 162(m), a deduction is denied for compensation paid in a tax year beginning on or after January 1, 1994, to the executive officers listed in the Summary Compensation Table to the extent that such compensation exceeds $1 million per individual. Stock option grants pursuant to Patterson-UTI's employee benefit plans may be exempt from the deduction limit if certain requirements are met. The Board of Directors and the compensation committee has considered the effect of Section 162(m) on Patterson-UTI's existing compensation program.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

                                 Curtis W. Huff*
                               Stephen J. DeGroat
                                 Nadine C. Smith

*Chairman

                                PERFORMANCE GRAPH

         The following graph compares the cumulative stockholder return on the common stock of Patterson-UTI, for the period from December 31, 1996 through December 31, 2001, with the cumulative total return of the NASDAQ Market Index, the Standard and Poors 500 Stock Index, the Oilfield Service Index and a Patterson-UTI determined peer group. Patterson-UTI's peer group consists of Grey Wolf, Inc., Helmerich & Payne, Inc., Key Energy Services, Inc., Nabors Industries, Inc., Pioneer Drilling Co., Precision Drilling Corp., TMBR/SHARP Drilling Inc., and Unit Corp. All of the companies in Patterson-UTI's peer group are providers of land-based drilling services. The graph assumes investment of $100 on December 31, 1996 and reinvestment of all dividends.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                    [GRAPH]


                                   Basis
         Description                1996      1997       1998     1999       2000        2001
         -----------               -----      ----       ----     ----       ----        ----
                                    ($)       ($)        ($)       ($)        ($)         ($)
Patterson-UTI Energy, Inc.         100.00    300.49      63.11    201.94     578.64     362.10
NASDAQ Market Index                100.00    122.32     172.52    304.29     191.25     152.46
Peer Group Index                   100.00    150.94      64.78    122.44     234.36     149.80
S&P 500 Index                      100.00    133.36     171.47    207.56     188.66     166.24
Oilfield Service Index (OSX)       100.00    156.96      80.30    115.38     156.44     110.34

         The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the Regulations of 14A or 14C under the Exchange Act or to the liabilities of Section 18 under such act.

                         SECURITY OWNERSHIP OF PRINCIPAL
                           STOCKHOLDERS AND MANAGEMENT


         The following table sets forth, as of April 24, 2002, the stock ownership of the executive officers, directors and Board nominees individually, all directors, Board nominees and executive officers as a group and each person known by Patterson-UTI to be the beneficial owner of more than 5% of common stock.


                                                                                         AMOUNT AND
                                                                                         NATURE OF
                                       NAME OF                                           BENEFICIAL              PERCENT
                                   BENEFICIAL OWNER                                       OWNERSHIP             OF CLASS
                                   ----------------                                      -----------            --------
Other Beneficial Owners:
    REMY Capital Partners III, L.P
      1801 Century Park East, Suite 1111
      Los Angeles, CA 90067 ...........................................................  4,729,524(1)             6.0%
    REMY Investors & Consultants, Incorporated
      1801 Century Park East, Suite 1111
      Los Angeles, CA 90067 ...........................................................  4,729,524(1)             6.0%
Directors, Board nominees and Executive Officers Listed in Summary
Compensation Table:
    Mark S. Siegel ....................................................................  6,009,524(1)             7.7%
    Cloyce A. Talbott .................................................................    618,566(2)               *
    A. Glenn Patterson ................................................................    476,600(2)               *
    Vaughn E. Drum ....................................................................    442,400(3)               *
    Kenneth N. Berns ..................................................................    290,000(4)               *
    Curtis W. Huff ....................................................................     37,500(3)               *
    Nadine C. Smith ...................................................................     41,500(3)               *
    Robert C. Gist ....................................................................     35,386(3)               *
    Spencer D. Armour III .............................................................     33,400(5)               *
    Stephen J. DeGroat ................................................................     24,100(3)               *
    Kenneth R. Peak ...................................................................     20,000(3)               *
    Jonathan D. Nelson ................................................................     93,500(5)               *
    John E. Vollmer III ...............................................................    348,400(5)               *
                                                                                         ---------                  *
    All directors, Board nominees and executive officers as a group (13 persons)         8,470,876(6)            10.8%
                                                                                         =========

----------

 *   indicates less than 1.0%

(1) The common stock beneficially owned by REMY Investors, which is the general partner of REMY Capital, includes the 4,729,524 shares of common stock owned by REMY Capital. The common stock beneficially owned by Mr. Siegel, who is the President and sole stockholder of REMY Investors, includes the 4,729,524 shares of common stock beneficially owned by REMY Investors as well as presently exercisable stock options held by Mr. Siegel to purchase 950,000 shares of common stock, but does not include 250,000 shares underlying stock options held by Mr. Siegel, which options are not presently exercisable and will not become exercisable within sixty days.

(2) Includes shares underlying presently exercisable stock options held by Mr. Talbott to purchase 100,000 shares and presently exercisable stock options held by Mr. Patterson to purchase 175,000 shares. Does not include shares underlying stock options held by Messrs. Talbott and Patterson to purchase 250,000 shares each that are not presently exercisable and will not become exercisable within sixty days.

(3) Includes presently exercisable stock options owned by Mr. Drum to purchase 70,000 shares; by Mr. Huff to purchase 37,500 shares; by Mr. Gist to purchase 16,000 shares; by Messrs. DeGroat and Peak to purchase 20,000 shares each; and by Ms. Smith to purchase 22,500 shares. Does not include 7,500 shares underlying stock options held by Messrs. Drum, Huff, Gist, DeGroat, Peak and Ms. Smith that are not presently exercisable and will not become exercisable within sixty days. Mr. Drum shares voting and investment power with respect to 297,000 of the shares he beneficially owns.

(4) Includes presently exercisable stock options owned by Mr. Berns to purchase 260,000 shares. Does not include 125,000 shares underlying options that are not presently exercisable and will not become exercisable within sixty days and does not include shares of common stock beneficially owned by REMY Investors by whom Mr. Berns is employed. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(5) Includes presently exercisable stock options owned by Mr. Armour to purchase 32,400 shares, by Mr. Nelson to purchase 43,595 shares and by Mr. Vollmer to purchase 348,400 shares. Does not include 20,000 shares underlying stock options held by Mr. Armour, 125,000 shares underlying stock options held by Mr. Nelson and 105,000 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within sixty days.

(6) Includes presently exercisable options to purchase 2,095,395 shares of common stock. Does not include options to purchase 1,170,000 shares owned by such individuals that are not exercisable within sixty days.

Except as stated herein, each stockholder has sole voting and investment power with respect to common stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control.

                     AUDIT COMMITTEE REPORT AND FEES PAID TO
                             INDEPENDENT ACCOUNTANTS

AUDIT COMMITTEE REPORT

         Patterson-UTI's audit committee has reviewed and discussed with management Patterson-UTI's audited financial statements as of and for the year ended December 31, 2001.

         The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         The audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

         Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the financial statements referred to above be included in Patterson-UTI's Annual Report on Form 10-K for the year ended December 31, 2001.


                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

                                Kenneth R. Peak*
                                 Robert C. Gist
                                Nadine C. Smith

*Chairman


 AUDIT FEES; FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES; AND
                                 ALL OTHER FEES

         During 2001, Patterson-UTI paid to PricewaterhouseCoopers LLP $194,046 in fees relating to the audit of its 2001 financial statements and reviews of its Form 10-Qs for fiscal year 2001, no fees for financial information systems design and implementation, and $529,282 in non-audit related fees.

         Fees paid during the year for non-audit related services included the following:

         o $228,000 for Federal and state income tax filings compliance and related matters,

         o     $124,000 related to the merger with UTI,

         o $115,000 associated with the restructuring of Patterson-UTI's corporate structure, and

         o     $62,000 for other services.

         The audit committee considered whether the provision of non-audit services is compatible with maintaining the independence of Patterson-UTI's outside auditors PricewaterhouseCoopers LLP.


                                 PROPOSAL NO. 3

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS


         The Board of Directors voted to engage PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of Patterson-UTI for the fiscal year ending December 31, 2002, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the audit committee, which has satisfied itself as to the firm's professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI's Restated Certificate of Incorporation or bylaws, management feels a decision of this nature should be made with the consideration of Patterson-UTI's stockholders. If stockholder ratification is not received, management will reconsider the engagement.

         It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representatives will be available to respond to appropriate questions from the stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS. Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy, and entitled to vote at the Meeting. If you do not vote against or abstain from voting on the ratification of the selection of PricewaterhouseCoopers LLP, your proxy will be voted "FOR" such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote "AGAINST" the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

                                  OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP OF REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Patterson-UTI's officers and directors, and persons who own more than 10% of a registered class of Patterson-UTI's equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings.

         Based solely on its review of copies of such forms received by it, Patterson-UTI believes that, during the year ended December 31, 2001, its officers, directors, and greater than 10% beneficial owners other than Messrs. Talbott, Patterson, Drum, Nelson, Peak and DeGroat complied with all applicable filing requirements. Messrs. Peak and DeGroat failed to file initial statements of ownership of Patterson-UTI on a timely basis. Messrs. Nelson and Talbott each failed to report on a timely basis one transaction both of which were exempt from liability under Section 16; and Messrs. Patterson and Drum each failed to report on a timely basis two transactions all of which were exempt from liability under Section 16.

OTHER BUSINESS

         As of the date of this Proxy Statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposal by a stockholder to be presented at Patterson-UTI's 2003 annual meeting of stockholders must be received by Patterson-UTI no later than December 26, 2002, in order to be eligible for inclusion in Patterson-UTI's proxy statement and proxy used in connection with the 2003 annual meeting.

ANNUAL REPORT

         You are referred to Patterson-UTI's annual report to stockholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission, enclosed herewith for your information. The annual report to stockholders is not incorporated in this proxy statement and is not to be considered part of the soliciting material.

                                     ANNEX A


                           PATTERSON-UTI ENERGY, INC.

                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS


                                    CHARTER*

PURPOSE

         The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to oversee management's conduct of the Corporation's financial reporting progress including review of the financial reports and other financial information provided by the Corporation to the public and governmental and regulatory bodies, the Corporation's system of internal accounting, the Corporation's financial controls, and the annual independent audit of the Corporation's financial statements.

         In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel to the Corporation and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Audit Committee are in place to represent the Corporation's stockholders; and, accordingly, the independent accountants are ultimately accountable to the Board through the Audit Committee.


COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

         The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

----------

* As amended and restated effective February 8, 2002

MEETINGS

         The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, including the Chief Financial Officer, and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Paragraph number 4 below.


RESPONSIBILITIES AND DUTIES

         The Audit Committee's job is one of review and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the independent accountants are responsible for auditing those financial statements. Additionally, the Audit Committee recognizes that financial management and the independent auditors have more time, knowledge, and detailed information concerning the Corporation than do Audit Committee members. Consequently, in performing its functions, the Audit Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent accountants' work.

         The following functions will be the common recurring activities of the Audit Committee. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

DOCUMENTS/REPORTS REVIEW

         1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

         2. Review with management and the independent accountants the Corporation's audited financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61").

         3. Review with management and the independent accountants the interim financial results prior to the release of earnings and filing of the Quarterly Report on Form 10-Q, and including a discussion with the independent accountants of the matters to be discussed by SAS No. 61. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

         4. Review with management and independent accountants, the quality and adequacy of the Corporation's internal controls.

INDEPENDENT ACCOUNTANTS

         5. Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

         6.    Oversee independence of the accountants by:

               o receiving from the independent accountants, on an annual basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1 ("ISB No. 1");

               o reviewing, and actively discussing with the Board, if necessary, and the independent accountants, on a periodic basis, any disclosed relationships or services between the independent accountants and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the independent accountants; and

               o recommending, if necessary, that the Board take appropriate action in response to the independent accountant's report to satisfy itself of the accountant's independence.

         7. Based on the review and discussions referred to in Paragraphs numbered 2 and 6 above, the Audit Committee shall determine whether to recommend to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

FINANCIAL REPORTING PROCESS

         8. In conjunction with the independent accountants and the Chief Financial Officer, review the integrity of the Corporation's financial reporting processes, both internal and external.

         9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

         10. Establish regular systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of the work or access to required information.

         11. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

LEGAL COMPLIANCE/GENERAL

         12. Review with the Corporation's counsel, any legal matter than could have a significant impact on the Corporation's financial statements.

         13. Report through its Chairperson to the Board following meetings of the Audit Committee.

         14. Maintain minutes or other records of meetings and activities of the Audit Committee.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants.

         This appendix is filed with the Securities and Exchange Commission pursuant to Instruction 3 to Item 10 of Schedule 14a. It was not part of the Patterson-UTI Energy, Inc. Proxy Statement and was not otherwise provided to the stockholders of Patterson-UTI Energy, Inc. as a part thereof.

                           PATTERSON-UTI ENERGY, INC.

                              AMENDED AND RESTATED

                          1997 LONG-TERM INCENTIVE PLAN

ARTICLE I: GENERAL

         SECTION 1.1 Purpose of the Plan. This Amended and Restated Long-Term Incentive Plan (the "Plan") of Patterson-UTI Energy, Inc. (the "Company") amends and restates in its entirety the Company's 1997 Long-Term Incentive Plan to reflect the three-for-one stock dividend paid to stockholders of UTI Energy Corp., a predecessor of the Company, on September 5, 1997. The Plan is intended to advance the best interests of the Company, its subsidiaries and its stockholders in order to attract, retain and motivate key employees by providing them with additional incentives through (i) the grant of options ("Options") to purchase shares of Common Stock, par value $.01 per share, of the Company ("Common Stock"), (ii) the grant of stock appreciation rights ("Stock Appreciation Rights"), (iii) the award of shares of restricted Common Stock ("Restricted Stock") and (iv) the award of units payable in cash or shares of Common Stock based on performance ("Performance Awards"), thereby increasing the personal stake of such key employees in the continued success and growth of the Company.

         SECTION 1.2 Administration of the Plan. (a) The Plan shall be administered either by the full Board of Directors of the Company (the "Board of Directors") or by the Compensation Committee or other designated committee of the Board of Directors. The Board of Directors or such committee is referred to herein as the "Committee". The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, to establish performance criteria in respect of Awards (as defined herein) under the Plan, to certify that Plan requirements have been met for any participant in the Plan, to submit such matters as it may deem advisable to the Company's stockholders for their approval, and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. The Committee is expressly authorized to adopt rules and regulations limiting or eliminating its discretion in respect of certain matters as it may deem advisable to comply with or obtain preferential treatment under any applicable tax or other law rule, or regulation. All decisions and acts of the Committee shall be final and binding upon all affected Plan participants.

         (b) The Committee shall designate the eligible employees, if any, to be granted Awards and the type and amount of such Awards and the time when Awards will be granted. All Awards granted under the Plan shall be on the terms and subject to the conditions determined by the Committee consistent with the Plan.

         SECTION 1.3 Eligible Participants. Key employees, including officers and directors, of the Company and its subsidiaries (all such subsidiaries being referred to as "Subsidiaries") shall be eligible for Awards under the Plan.

         SECTION 1.4 Awards Under the Plan. Awards to key employees may be in the form of (i) Options, (ii) Stock Appreciation Rights, which may be issued independent of or in tandem with Options, (iii) shares of Restricted Stock, (iv) Performance Awards, or (v) any combination of the foregoing (collectively, "Awards").

         SECTION 1.5 Shares Subject to the Plan. Initially, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 600,000, subject to adjustment as provided in Section 5.2 of the Plan. Shares distributed pursuant to the Plan may consist of authorized but unissued shares or treasury shares of the Company, as shall be determined from time to time by the Board of Directors.

         If any Award under the Plan shall expire, terminate or be canceled (including cancellation upon an Option holder's exercise of a related Stock Appreciation Right) for any reason without having been exercised in full, or if any Award shall be forfeited to the Company, the unexercised or forfeited Award shall not count against the above limits and shall again become available for Awards under the Plan (unless the holder of such Award received dividends or other economic benefits with respect to such Award, which dividends or other economic benefits are not forfeited, in which case the Award shall count against the above limits). Shares of Common Stock equal in number to the shares surrendered in payment of the option price, and shares of Common Stock which are withheld in order to satisfy Federal, state or local tax liability, shall count against the above limits. Only the number of shares of Common Stock actually issued upon exercise of a Stock Appreciation Right shall count against the above limits, and any shares which were estimated to be used for such purposes and were not in fact so used shall again become available for Awards under the Plan. Cash exercises of Stock Appreciation Rights and cash settlement of other Awards will not count against the above limits.

         The aggregate number of shares of Common Stock subject to Options or Stock Appreciation Rights that may be granted to any one participant in any one year under the Plan shall be 300,000, subject to adjustment as provided in
Section 5.2 of the Plan. The aggregate number of shares of Common Stock that may be granted to any one participant in any one year in respect of Restricted Stock shall be 300,000, subject to adjustment as provided in Section 5.2 of the Plan. The aggregate number of shares of Common Stock that may be received by any one participant in any one year in respect of a Performance Award shall be 300,000, subject to adjustment as provided in Section 5.2 of the Plan, and the aggregate amount of cash that may be received by any one participant in any one year in respect to a Performance Award shall be $500,000.

         The total number of Awards (or portions thereof) settled in cash under the Plan, based on the number of shares covered by such Awards (e.g., 100 shares for a Stock Appreciation Right with respect to 100 shares), shall not exceed a number equal to (i) the number of shares initially available for issuance under the Plan plus (ii) the number of shares that have become available for issuance under the Plan pursuant to the first paragraph of this Section 1.5.

         The aggregate number of shares of Common Stock that are available under the Plan for Options granted in accordance with Section 2.4(i) ("ISOs") is 600,000, subject to adjustment as provided in Section 5.2 of the Plan.

         SECTION 1.6 Other Compensation Programs. Nothing contained in the Plan shall be construed to preempt or limit the authority of the Board of Directors to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Board of Directors (i) to grant incentive awards for proper corporate purposes otherwise than under the Plan to any employee, officer, director or other person or entity or (ii) to grant incentive awards to, or assume incentive awards of, any person or entity in connection with the acquisition (whether by purchase, lease, merger, consolidation or otherwise) of the business or assets (in whole or in part) of any person or entity.

ARTICLE II: STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         SECTION 2.1 Terms and Conditions of Options. Subject to the following provisions, all Options granted under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

         (a) Option Price. The option price per share shall be determined by the Committee, except that in the case of an Option granted in accordance with
Section 2.4(i) the option price per share shall not be less than the fair market value of a share of Common Stock (as determined by the Committee) on the date the Option is granted (other than in the case of substitute or assumed Options to the extent required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant).

         (b) Term of Option. The term of an Option shall be determined by the Committee, except that in the case of an ISO the term of the Option shall not exceed ten years from the date of grant, and, notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

         (c) Exercise of Options. Options shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Option grant. Unless the Option grant specifies otherwise, the Committee shall have discretion at any time to accelerate such time or times and otherwise waive or amend any conditions in respect of all or any portion of the Options held by any optionee. An Option may be exercised in accordance with its terms as to any or all shares purchasable thereunder.

         (d) Payment for Shares. The Committee may authorize payment for shares as to which an Option is exercised to be made in cash, shares of Common Stock, a combination thereof, by "cashless exercise" or in such other manner as the Committee in its discretion may provide.

         (e) Stockholder Rights. The holder of an Option shall, as such, have none of the rights of a stockholder.

         (f) Termination of Employment. The Committee shall have discretion to specify in the Option grant, or, with the consent of the optionee, an amendment thereof, provisions with respect to the period, not extending beyond the term of the Option, during which the Option may be exercised following the optionee's termination of employment.

         SECTION 2.2 Stock Appreciation Rights in Tandem with Options. (a) The Committee may, either at the time of grant of an Option or at any time during the term of the Option, grant Stock Appreciation Rights ("Tandem SARs") with respect to all or any portion of the shares of Common Stock covered by such Option. A Tandem SAR may be exercised at any time the Option to which it relates is then exercisable, but only to the extent the Option to which it relates is exercisable, and shall be subject to the conditions applicable to such Option. When a Tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the Tandem SAR is exercised. Similarly, when an Option is exercised, the Tandem SARs relating to the shares covered by such Option exercise shall terminate. Any Tandem SAR which is outstanding on the last day of the term of the related Option (as determined pursuant to Section 2.1(b)) shall be automatically exercised on such date for cash without any action by the optionee.

         (b) Upon exercise of a Tandem SAR, the holder shall receive, for each share with respect to which the Tandem SAR is exercised, an amount (the "Appreciation") equal to the difference between the option price per share of the Option to which the Tandem SAR relates and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the Tandem SAR. The Appreciation shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 days of the exercise of the Tandem SAR.

         SECTION 2.3 Stock Appreciation Rights Independent of Options. Subject to the following provisions, all Stock Appreciation Rights granted independent of Options ("Independent SARs") under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

         (a) Exercise Price. The exercise price per share shall be determined by the Committee on the date the Independent SAR is granted.

         (b) Term of Independent SAR. The term of an Independent SAR shall be determined by the Committee, and, notwithstanding any other provision of this Plan, no Independent SAR shall be exercised after the expiration of its term.

         (c) Exercise of Independent SARs. Independent SARs shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Independent SAR grant. Unless the Independent SAR grant specifies otherwise, the Committee shall have discretion at any time to accelerate such time or times and otherwise waive or amend any conditions in respect of all or any portion of the Independent SARs held by any participant. Upon exercise of an Independent SAR, the holder shall receive, for each share specified in the Independent SAR grant, an amount (the "Appreciation") equal to the difference between the exercise price per share specified in the Independent SAR grant and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the Independent SAR. The Appreciation shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 days of the exercise of the Independent SAR.

         (d) Stockholder Rights. The holder of an Independent SAR shall, as such, have none of the rights of a stockholder.

         (e) Termination of Employment. The Committee shall have discretion to specify in the Independent SAR grant, or, with the consent of the holder, an amendment thereof, provisions with respect to the period, not extending beyond the term of the Independent SAR, during which the Independent SAR may be exercised following the holder's termination of employment.

         SECTION 2.4 Statutory Options. Subject to the limitations on Option terms set forth in Section 2.1, the Committee shall have the authority to grant
(i) ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) Options containing such terms and conditions as shall be required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant, including, if then applicable, limits with respect to minimum exercise price, duration and amounts and special limitations applicable to any individual who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate. Options granted pursuant to this Section 2.4 may contain such other terms and conditions permitted by Article II of this Plan as the Committee, in its discretion, may from time to time determine (including, without limitation, provision for Stock Appreciation Rights), to the extent that such terms and conditions do not cause the Options to lose their preferential tax treatment. If an Option intended to be an ISO ceases or is otherwise not eligible to be an ISO, such Option (or portion thereof necessary to maintain the status of the remaining portion of the Option as an ISO) shall remain valid but be treated as an Option other than an ISO.

         SECTION 2.5 Change of Control. Notwithstanding the exercisability schedule governing any Option or Stock Appreciation Right, upon the occurrence of a Change of Control (as defined in Section 5.9) all Options and Stock Appreciation Rights outstanding at the time of such Change of Control and held by participants who are employees of the Company or its subsidiaries at the time of such Change of Control shall (unless specifically provided otherwise in the grant thereof) become immediately exercisable and, unless the participant agrees otherwise in writing, remain exercisable for three years (but not beyond the term of the Option or Stock Appreciation Right) after the employee's termination of employment for any reason other than termination by the Company or a subsidiary of the Company for dishonesty, conviction of a felony, willful unauthorized disclosure of confidential information or willful refusal to perform the duties of such employee's position or positions with the Company or such subsidiary (termination for "cause"); provided that this Section 2.5 shall not apply to Awards granted to a participant if, in connection with a Change of Control pursuant to clause (1) of Section 5.9, such participant is the Person or forms part of the Person specified in such clause (1).

ARTICLE III:  RESTRICTED STOCK

    SECTION 3.1 Terms and Conditions of Restricted Stock Awards. Subject to the following provisions, all Awards of Restricted Stock under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

         (a) Restricted Stock Award. The Restricted Stock Award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock, and the date or dates on which the Restricted Stock will vest. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries, upon the attainment of specified performance objectives, or upon such other criteria as the Committee may determine in accordance with the provisions hereof. Performance objectives will be based on increases in share prices, operating income, net income or cash flow thresholds on a company wide, subsidiary or division or group basis, rig utilization, safety records, return on common equity or any combination of the foregoing.

         (b) Restrictions on Transfer. Stock certificates representing the Restricted Stock granted to an employee shall be registered in the employee's name. Such certificates shall either be held by the Company on behalf of the employee, or delivered to the employee bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the employee shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. No share of Restricted Stock may be sold, transferred, assigned, or pledged by the employee until such share has vested in accordance with the terms of the Restricted Stock Award. Unless the grant of a Restricted Stock Award specifies otherwise, in the event of an employee's termination of employment before all the employee's Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the employee shall be returned to the employee. At the time Restricted Stock vests (and, if the employee has been issued legended certificates of Restricted Stock, upon the return of such certificates to the Company), a certificate for such vested shares shall be delivered to the employee or the employee's estate, free of all restrictions.

         (c) Accelerated Vesting. Notwithstanding the vesting conditions set forth in the Restricted Stock Award, (i) unless the Restricted Stock grant specifies otherwise, the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of Restricted Stock, and (ii) all shares of Restricted Stock shall vest upon a Change of Control of the Company; provided that clause (ii) above shall not apply to Awards granted to a participant if, in connection with a Change of Control pursuant to clause (1) of Section 5.9, such participant is the Person or forms part of the Person specified in such clause (1).

ARTICLE IV:  PERFORMANCE AWARDS

         SECTION 4.1 Terms and Conditions of Performance Awards. The Committee shall be authorized to grant Performance Awards, which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

         (a) Performance Period. The Committee shall establish with respect to each Performance Award a performance period over which the performance goal of such Performance Award shall be measured. The performance period for a Performance Award shall be established prior to the time such Performance Award is granted and may overlap with performance periods relating to other Performance Awards granted hereunder to the same employee.

         (b) Performance Objectives. The Committee shall establish a minimum level of acceptable achievement for the holder at the time of each Award. Each Performance Award shall be contingent upon future performances and achievement of objectives described either in terms of Company-wide performance or in terms that are related to performance of the employee or of the division, subsidiary, department or function within the Company in which the employee is employed. The Committee shall have the authority to establish the specific performance objectives and measures applicable to such objectives. Such objectives, however, shall be based on increases in share prices, operating income, net income or cash flow thresholds on a company wide, subsidiary or division or group, rig utilization, safety records, return on common equity or any combination of the foregoing.

         (c) Size, Frequency and Vesting. The Committee shall have the authority to determine at the time of the Award the maximum value of a Performance Award, the frequency of Awards and the date or dates when Awards vest.

         (d) Payment. Following the end of each performance period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. If at the end of the performance period the specified objectives have been attained, the employee shall be deemed to have fully earned the Performance Award. If the employee exceeds the specified minimum level of acceptable achievement but does not fully attain such objectives, the employee shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total Award, as determined by the Committee. If a Performance Award is granted after the start of a performance period, the Award shall be reduced to reflect the portion of the performance period during which the Award was in effect. Unless the Award specifies otherwise, including restrictions in order to satisfy the conditions under Section 162(m) of the Code, the Committee may adjust the payment of Awards or the performance objectives if events occur or circumstances arise which would cause a particular payment or set of performance objectives to be inappropriate, as determined by the Committee.

         (e) Termination of Employment. A recipient of a Performance Award who, by reason of death, disability or retirement, terminates employment before the end of the applicable performance period shall be entitled to receive, to the extent earned, a portion of the Award which is proportional to the portion of the performance period during which the employee was employed. A recipient of a Performance Award who terminates employment for any other reason shall not be entitled to any part of the Award unless the Committee determines otherwise;

however, the Committee may in no event pay the employee more than that portion of the Award which is proportional to his or her period of actual service.

         (f) Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Performance Award, (i) unless the Award specifies otherwise, the Committee may in its discretion at any time accelerate vesting of the Award or otherwise waive or amend any conditions (including but not limited to performance objectives) in respect of a Performance Award, and (ii) all Performance Awards shall vest upon a Change of Control of the Company. In addition, each participant in the Plan shall receive the maximum Performance Award he or she could have earned for the proportionate part of the performance period prior to the Change of Control, and shall retain the right to earn any additional portion of his or her Award if he or she remains in the Company's employ. However, clause (ii) above shall not apply to Awards granted to a participant if, in connection with a Change of Control pursuant to clause (1) of
Section 5.9, such participant is the Person or forms part of the Person specified in such clause (1).

         (g) Stockholder Rights. The holder of a Performance Award shall, as such, have none of the rights of a stockholder.

ARTICLE V:  ADDITIONAL PROVISIONS

         SECTION 5.1 General Restrictions. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable (in connection with any requirement or interpretation of any Federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

         SECTION 5.2 Adjustments for Changes in Capitalization. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin- offs, or other similar changes in capitalization, or any distribution to stockholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment in the number and kind of shares authorized by the Plan (including shares available for ISOs), in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award.

         In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

         SECTION 5.3 Amendments. (a) The Board of Directors may at any time and from time to time and in any respect amend or modify the Plan.

         (b) The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.

         SECTION 5.4 Cancellation of Awards. Any Award granted under the Plan may be cancelled at any time with the consent of the holder and a new Award may be granted to such holder in lieu thereof, which Award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled Award.

         SECTION 5.5 Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or demand surrender of, shares of Common Stock in value sufficient to satisfy any Federal, state or local withholding tax liability ("Withholding Tax") prior to the delivery of any certificate for such shares (or remainder of shares if Common Stock is retained to satisfy such tax liability). Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any Federal, state or local withholding tax liability. An Award may also provide the holder with the right to satisfy the Withholding Tax with previously owned shares of Common Stock or shares of Common Stock otherwise issuable to the holder.

         Whenever Common Stock is so retained or surrendered to satisfy Withholding Tax, the value of shares of Common Stock so retained or surrendered shall be determined by the Committee, and the value of shares of Common Stock so sold shall be the net proceeds (after deduction of commissions) received by the Company from such sale, as determined by the Committee.

         SECTION 5.6 Non-assignability. Except as expressly provided in the Plan or in any agreements, no Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution. During the life of the holder, Awards under the Plan shall be exercisable only by such holder or by the guardian or legal representative of such holder.

         SECTION 5.7 Non-uniform Determinations. Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the form, amount and timing of such Awards; the terms and provisions of such Awards and the agreements evidencing same; and provisions with respect to termination of employment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

         SECTION 5.8 No Guarantee of Employment. The grant of an Award under the Plan shall not constitute an assurance of continued employment for any period or any obligation of the Board of Directors to nominate any director for reelection by the Company's stockholders.

         SECTION 5.9 Change of Control. A "Change of Control" shall be deemed to have occurred if:

         (1) any Person (as defined below), other than a Designated Person, is or becomes the Beneficial Owner (as defined below) of securities of the Company representing 35% or more of the Voting Power (as defined below);

         (2) there shall occur a change in the composition of a majority of the Board of Directors within any period of four consecutive years which change shall not have been approved by a majority of the Board of Directors as constituted immediately prior to the commencement of such period;

         (3) at any meeting of the stockholders of the Company called for the purpose of electing directors, more than one of the persons nominated by the Board of Directors for election as directors shall fail to be elected; or

         (4) the stockholders of the Company approve a merger, consolidation, sale of substantially all assets or other reorganization of the Company, other than a reincorporation, in which the Company does not survive.

         For purposes of this Section 5.9, (i) "Person" shall have the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on May 1, 1997, (ii) "Beneficial Owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act on May 1, 1997; (iii) "Voting Power" shall mean the voting power of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors; and (iv) "Designated Person" shall mean any Person whose Beneficial Ownership of securities is solely the result of such Person acquiring securities as an underwriter in an underwritten public offering of such securities. Notwithstanding anything contained herein to the contrary, a Change in Control shall not be deemed to have occurred due to the Voting Power of Remy Capital Partners III, L.P. or any of its affiliates (collectively "Remy") falling below 35% or subsequently increasing over 35%.

         SECTION 5.10 Duration and Termination. (a) The Plan shall be of unlimited duration. Notwithstanding the foregoing, no ISO (within the meaning of Section 422 of the Code) shall be granted under the Plan ten (10) years after the effective date of the Plan, but Awards granted prior to such date may extend beyond such date, and the terms of this Plan shall continue to apply to all Awards granted hereunder.

          (b) The Board of Directors may suspend, discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan's suspension, discontinuance or termination without the holder's written consent.

         SECTION 5.11 Deferred Compensation and Trust Agreements. The Committee may authorize and establish deferred compensation agreements and arrangements in connection with Awards under the Plan and may establish trusts and other arrangements including "rabbi trusts", with respect to such agreements and appoint one or more trustees for such trusts. Shares of Common Stock under the Plan may also be acquired by one or more trustees from the Company, in the open market or otherwise.

         SECTION 5.12 Effective Date. The Plan is effective as of July 23, 1997, the effective date of the Long-Term Incentive Plan prior to amendment.

                AMENDMENT NO. 1 TO THE PATTERSON-UTI ENERGY, INC.
               AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
               ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 26, 1999

         RESOLVED, than an amendment (the "1997 Amendment") to the Company's Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"), to increase the number of shares authorized for issuance under the 1997 Plan by 900,000 is hereby authorized, ratified and approved.

                AMENDMENT NO. 2 TO THE PATTERSON-UTI ENERGY, INC.
               AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
               ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 27, 2000

RESOLVED, that an amendment to the UTI Energy Corp. Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"), to increase the number of shares authorized for issuance under the 1997 Plan by 400,000 is hereby authorized, ratified and approved.

                                                                 Please mark
                                                                 your votes [X]
                                                                  like this

                                 PROXY BY MAIL
   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2 AND 3.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED BY THE PROXIES IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE "FOR" PROPOSALS 1, 2 AND 3.

                      FOR all nominees         WITHHOLD
                        listed below      AUTHORITY to vote                                                    FOR  AGAINST  ABSTAIN
1. ELECTION OF BOARD                   for all nominees listed        2. Approve an amendment to the Company's [ ]    [ ]      [ ]
   OF DIRECTORS.                                 below                   Amended and Restated 1997 Long-Term
                            [ ]                   [ ]                    Incentive Plan increasing  the number
                                                                         of shares available for issuance under
Nominees for election to the Board of Directors: 01 Mark S. Siegel,      the plan.
02 Cloyce A. Talbott, 03 A. Glenn Patterson, 04 Kenneth N. Berns,
05 Stephen J. DeGroat, 06 Robert C. Gist, 07 Curtis W. Huff,          3. Ratify the selection of               [ ]    [ ]      [ ]
08 Kenneth R. Peak, and 09 Nadine C. Smith.                              PricewaterhouseCoopers LLP as
                                                                         independent accountants of the
(INSTRUCTION: To withhold authority to vote for any one or more          Company for the fiscal year ending
individual nominees, write the name of each such nominee in the          December 31, 2002.
space provided below.)
                                                                      4. In their discretion, the Proxies are authorized to vote
-------------------------------------------------------------------      upon such other business as may properly come before the
                                                                         Meeting or any adjournment or adjournments thereof.

                                                                      IF YOU WISH TO VOTE ELECTRONICALLY, PLEASE READ THE
                                                                      INSTRUCTIONS BELOW.

------------------------------------------- ====================================

                                                       COMPANY NUMBER:

                                                        PROXY NUMBER:

                                                       ACCOUNT NUMBER:

------------------------------------------- ====================================

SIGNATURE                           SIGNATURE                      DATE
         --------------------------          ---------------------     ---------

NOTE: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give your full title as such. For a corporation or a partnership, please sign in the full corporate name by the President or other authorized officer or the full partnership name by an authorized person, as the case may be. (Please mark, sign, date, and return this proxy in the enclosed envelope.)


--------------------------------------------------------------------------------
               o FOLD AND DETACH HERE AND READ THE REVERSE SIDE o

                         VOTE BY TELEPHONE OR INTERNET
                          QUICK *** EASY *** IMMEDIATE

                           PATTERSON-UTI ENERGY, INC.

o You can now vote your shares electronically through the Internet or the telephone.
o This eliminates the need to return the proxy card.
o Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.


TO VOTE YOUR PROXY BY INTERNET
WWW.CONTINENTALSTOCK.COM

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

                PLEASE DO NOT RETURN THE ABOVE CARD IF YOU VOTED
                                 ELECTRONICALLY

PROXY                                                                      PROXY
                           PATTERSON-UTI ENERGY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Patterson-UTI Energy, Inc. (the "Company") hereby constitutes and appoints Cloyce A. Talbott and A. Glenn Patterson, or either of them, each with the power of substitution as attorneys and proxies to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company (the "Meeting") to be held Thursday, May 30, 2002, at 10:00 a.m., local time, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, and at any and all adjournments thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named Attorneys and Proxies to vote the shares represented by this proxy in the manner as directed by the undersigned on the reverse side of this proxy card. If no directions are made, the Proxies will vote "FOR" proposals 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE REVERSE SIDE TO VOTE YOUR SHARES BY INTERNET OR BY TELEPHONE.

                        (CONTINUED ON THE REVERSE SIDE)


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o



                            YOUR VOTE IS IMPORTANT!


                    FOLLOW INSTRUCTIONS ON THE REVERSE SIDE.


                                  PLEASE VOTE